United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

                       April 30, 2024 (April 26, 2024)

Date of Report (Date of earliest event reported)

International Seaways, Inc.

(Exact Name of Registrant as Specified in Charter)

            1-37836-1

Commission File Number

Marshall Islands	98-0467117
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 Third Avenue, 39th Floor

           New York, New York 10016

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 578-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Symbol	Name of each exchange on which registered
Common Stock (no par value)	INSW	New York Stock Exchange
Rights to Purchase Common Stock	N/A	New York Stock Exchange

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry Into a Material Definitive Agreement.

On April 26, 2024, International Seaways, Inc. (the “Company”), International Seaways Operating Corporation (the “Borrower”) and certain of their subsidiaries entered into a second amendment that amended and extended that certain credit agreement dated as of May 22, 2022, as amended from time to time (the “$750 Million Credit Facility”) with Nordea Bank Abp, New York Branch (“Nordea”), BNP Paribas, Crédit Agricole Corporate & Investment Bank (“CA-CIB”), DNB Markets Inc., and Skandinaviska Enskilda Banken AB (PUBL) (or their respective affiliates), as mandated lead arrangers and bookrunners; and ING Bank N.V., London Branch and Danish Ship Finance A/S and (or their respective affiliates), as lead arrangers and National Australia Bank Limited as co-arranger. Nordea is acting as administrative agent, collateral agent, coordinator and security trustee under the amended agreement, and CA-CIB is acting as sustainability coordinator.

On April 26, 2024, immediately prior to the closing of the second amendment, the $750 Million Facility, had a remaining term loan balance of $94.6 million and undrawn revolver capacity of $257.4 million. The amended agreement consists of a $500 million revolving credit facility (the “$500 Million RCF”) that matures on January 31, 2030. That maturity date is subject to acceleration upon the occurrence of certain events (as described in the $500 Million RCF). The $500 Million RCF is secured by a first lien on certain of the Company’s vessels (the “Collateral Vessels”), along with their earnings, insurances and certain other assets, as well as by liens on certain additional assets of the Borrower. Under the terms of the $500 Million RCF capacity is reduced on a quarterly basis by approximately $12.8 million, based on a 20-year age-adjusted profile of the Collateral Vessels. The $500 Million RCF bears an interest rate based on term SOFR+185bps (the “margin”) and includes similar sustainability-linked features as included in the $750 Million Credit Facility, which could impact the margin by five basis points, that are aimed at reducing the carbon footprint, target expenditures toward energy efficiency improvements and maintaining a safety record above the industry average. At the time of closing, $94.6 million was drawn on the $500 Million RCF leaving an undrawn revolver capacity of $405.4 million on this facility.

The sustainability-linked pricing adjustment in the $500 Million RCF is linked to three factors, which are consistent with those contained in the Company’s $750 Million Credit Facility and relate to a fleet sustainability score, the amount of sustainability-linked investment and the frequency of lost time injuries. The Company will be required to deliver annually, commencing for the period ending June 30, 2025, a sustainability certificate for the preceding calendar year setting out its sustainability-related calculations. If the Company achieves all of the targets set out in the $500 Million RCF, the margin will be decreased by 0.05% per annum, while if it fails to achieves any of those targets the margin will be increased by that same amount (but no such adjustment will result in the margin being increased or decreased from the otherwise-applicable margin by more than 0.05% per annum in the aggregate).

The $500 Million RCF also contains customary representations, warranties, restrictions and covenants applicable to the Company, the Borrower and the subsidiary guarantors (and in certain cases, other subsidiaries), including financial covenants that are consistent with existing financial covenants in the $750 Million Credit Facility and require the Company (i) to maintain a minimum liquidity level of the greater of $50 million and 5% of the Company’s Consolidated Indebtedness; (ii) to ensure the Company’s and its consolidated subsidiaries’ Maximum Leverage Ratio will not exceed 0.60 to 1.00 at any time; (iii) to ensure that Current Assets exceeds Current Liabilities (which is defined to exclude the current potion of Consolidated Indebtedness); and (iv) to ensure the aggregate Fair Market Value of the Collateral Vessels will not be less than 135% of the aggregate outstanding principal amount of the $500 Million RCF. Capitalized terms used in this paragraph have the meanings ascribed to them in the $500 Million RCF.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 as if fully set forth herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL SEAWAYS, INC.
(Registrant)

Date: April 30, 2024	By	/s/ James D. Small III
Name: James D. Small III Title: Chief Administrative Officer, Senior Vice President, Secretary and General Counsel